CERTIFICATE OF FORMATION
                                       OF
              EXCELSIOR DIRECTIONAL HEDGE FUND OF FUNDS (TI), LLC



            FIRST: The name of the limited liability company is Excelsior Directional Hedge Fund of Funds (TI), LLC.

            SECOND: The address of its registered office in the State of Delaware is 615 South DuPont Highway, County of Kent, City of Dover, State of Delaware, 19901. The name of its registered agent at such address is National Corporate Research, Ltd.


            IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 26th day of February, 2007.


                  EXCELSIOR DIRECTIONAL HEDGE FUND OF FUNDS (TI), LLC



                                     By:  /s/ John G. Jerow
                                          --------------------------------
                                          Name:  John G. Jerow
                                          Title: Authorized Person